U.S. SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 3

                       INITIAL STATEMENT OF BENEFICIAL
                          OWNERSHIP OF SECURITIES

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
               30(f) of the Investment Company Act of 1940

  1.   Name and Address of Reporting Person

       Gary G. Huang
       38 Fox Run Road
       Monroe, Connecticut 06468

  2.   Date of Event Requiring Statement (Month/Day/Year)

       5/13/2002

  3.   I.R.S. Identification Number of Reporting Person, if an Entity
       (Voluntary)


  4.   Issuer Name and Ticker and Ticker or Trading Symbol

       Wayne Acquisition Corp., No Ticker or Trading Symbol

  5.   Relationship of Reporting Person to Issuer (Check all applicable)

       [ X ] Director [ X ] 10% Owner [ X ] Officer (Give title below) [__] Other (Specify below)

       President, Secretary and Director

  6.   If Amendment, Date of Original (Month/Day/Year)


  7.   Individual or Joint/Group Filing (Check applicable line)

             X   Form filed by One Reporting Person
           _____

           _____ Form Filed by More than One Reporting Person

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          Table I   Non-Derivative Securities Beneficially Owned
----------------------------------------------------------------------------
1. Title of Security|2. Amount of   |3. Ownership Form:|4. Nature of Indirect
   (Instr. 4)       |   Securities  |   Direct (D) or  |   Beneficial
                    |   Beneficially|   Indirect (I)   |   Ownership
                    |   Owned       |   (Instr. 5)     |   (Instr. 5)
                    |   (Instr. 4)  |                  |
____________________|_______________|__________________|___________________
Common Stock        |   5,000,000   |        I         |By Newfield Capital
____________________|_______________|__________________|_____Inc.__________
                    |               |                  |
____________________|_______________|__________________|___________________

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             Table II   Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------- ------
1.Title of      |2.Date Exer-    |3.Title and  |4.Conver-|5.Owner- |6.Nature
Derivative      |cisable and     |Amount of    |sion or  |ship Form|of
Security        |Expiration      |Securities   |Exercise |of Deriv-|Indirect
(Instr. 4)      |Date (Month,    |Underlying   |Price of |ative    |Benefi-
                |Day, Year)      |Derivative   |Deriva-  |Security:|cial
                |                |Security     |tive     |Direct   |Owner-
                |                |(Instr. 4)   |Security |(D) or   |ship
                |                |             |         |Indirect |(Instr.5)
                |                |             |         |(I)      |
                |                |             |         |(Instr.5)|
                |________________|_____________|         |         |
                |Date    |Expira-|Title |Amount|         |         |
                |Exercis-|tion   |      |or    |         |         |
                |able    |Date   |      |Number|         |         |
                |        |       |      |of    |         |         |
                |        |       |      |Shares|         |         |
________________|________|_______|______|______|_________|_________|_________
Not applicable  |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|_________
                |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|_________

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:

Newfield Capital, Inc. is controlled by Mr. Gary G. Huang. 5,000,000 common shares are owned by Newfield Capital, Inc.



           /s/ Gary G. Huang                   5/7/2002
          ----------------------         --------------------
              Gary G. Huang                    Date
     **SIGNATURE OF REPORTING PERSON


*   If the form is filed by more than one reporting person, see Instruction
    5(b)(v)


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).